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                                                                     Exhibit 3.2

                               AMENDMENT OF THE
                   ARTICLES OF ASSOCIATION OF VERISITY LTD.

Articles 7(e), 7(g), 51(a), 57, 64 and 126 of the Articles of Association of the Company in their current form shall be canceled and replaced by new Articles 7(g), 57, 64 and 126 as follows:

"7(e) For the purpose of Article 7(b) and 7(c), the consideration of any New Shares shall be calculated at the U.S. dollar equivalent thereof, on the day such New Shares are issued or deemed to be issued pursuant to Article 7(b) or 7(c). "New Shares" shall mean shares of whatever class issued or deemed to have been issued pursuant to Article 7(b) or 7(c) by the Company other than (i) shares held by Ma'ahaz Ne'eman Ltd. or its successor, as of the date of the adoption of these Articles, to be distributed to employees and shares to be issued to bona fide directors, officers, employees, independent contractors, consultants, distributors, representatives, sales agents or advisers of the Company or of the Company's subsidiaries pursuant to any share option plan or share incentive plan approved by the Board of Directors, including shares to be issued pursuant to options granted to employees of SureFire Verification, Inc., ("SureFire") and assumed by the Company or replaced by it under the Agreement and Plan of Merger dated as of October 5, 1999 (the "Merger Agreement"), in an amount not exceeding 8,720,000 Shares (as adjusted for any bonus shares, combinations, splits etc. with respect to such shares) ("Compensatory Shares"), (ii) Ordinary Shares issued upon the conversion of the Preferred Shares or of Class B Ordinary Shares, or Series B1 Preferred Shares issued upon the conversion of the Series B2 Preferred Shares or Series C1 Preferred Shares issued upon the conversion of the Series C2 Preferred Shares, (iii) shares issued pursuant to an offering of shares by the Company, to all Participating Shareholders (as that term is defined in Article 50 below) only, (iv) shares issued upon the exercise of any warrants issued to Gemini Israel Fund L.P., (v) shares, in an amount not to exceed 3% of the then issued and outstanding share capital of the Company on a fully diluted basis, issued to a "strategic investor", it being understood that the then-sitting directors appointed by the Investor Shareholders, if any are then sitting, shall solely decide whether an investor is a "strategic investor", (vi) shares issued to lenders or lessors in connection with bona fide bank and lease financing approved by the Board of Directors ("Lease/Bank Financing Shares"), (vii) shares issued upon the exercise of any warrants issued to investment bankers providing services to the Company in connection with capital raising transactions of the Company or to any affiliate of such investment bankers ("Investment Bankers Shares"), and (viii) Ordinary Shares issued to any of the shareholders of SureFire, as part of the Merger Consideration as defined within the Merger Agreement ("Merger Consideration Shares").

7(g)   Upon conversion pursuant to Article 7(a) other than automatic conversion
       (i) due to a public offering, or (ii) with the consent of the majority of the issued and outstanding Series D Preferred Shares, Series B1 and Series C1 Preferred Shares and Series A Preferred Shares, all as specified in Article 7(a) above, the following provisions shall have effect:
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          (i)    the conversion shall be effected by notice in writing given to the Company signed by the holder of the Preferred Shares wishing to convert as the case may be and the conversion shall take effect immediately upon the date of delivery of such notice to the Company unless such notice states that conversion is to be effective on any later date or when any conditions specified in the notice have been fulfilled in which case conversion shall take effect on such other date or when such conditions have been fulfilled;

          (ii) forthwith after conversion takes effect the holders of the Preferred Shares resulting from such conversion shall send to the Company the certificates in respect of their respective holdings of Preferred Shares and the Company shall issue to such holders respectively certificates for the Ordinary Shares resulting from the conversion;

          (iii) the Ordinary Shares, save for the Class B Ordinary Shares which will have no voting rights, resulting from the conversion shall rank from date of conversion pari passu in all respects with the other Ordinary Shares in the capital of the Company.

51(a) "New Securities" shall mean any equity interest (including Ordinary and Preferred Shares) in the Company, whether now authorized or not, and rights, options or warrants to purchase such equity interests, and securities of any type whatsoever that are convertible into equity interests; provided that the term "New Securities" does not include:
          (i) Ordinary Shares issued upon the conversion of the Preferred Shares or of Class B Ordinary Shares, or Series B1 Preferred Shares issued upon the conversion of the Series B2 Preferred Shares or Series C1 Preferred Shares issued upon the conversion of the Series C2 Preferred Shares, (ii) Compensatory Shares in an amount not exceeding 8,720,000 Shares (as adjusted for any bonus shares combinations, splits etc. with respect to such shares), (iii) shares issued upon the exercise of any warrants issued to Gemini Israel Fund L.P., (iv) shares, in an amount not to exceed 3% of the then issued and outstanding share capital of the Company on a fully diluted basis, issued to a "strategic investor", it being understood that the then-sitting directors appointed by the Investor Shareholders, if any are then sitting, shall solely decide whether an investor is a "strategic investor", (v) Lease/Bank Financing Shares, (vi) Investment Bankers Shares, and (vii) Merger Consideration Shares".

57. A prior notice of at least 7 days of any general meeting, including in the event that a special resolution is to be proposed, shall be given with respect to the place, date and hour of the meeting, and in the event that a special item shall be discussed, a general description of the nature of that item. The notice shall be given as hereinafter provided to the Members entitled pursuant to these Articles to receive notices from the Company. Non-receipt of a notice given as aforesaid shall not invalidate the resolution passed or the proceedings held at that meeting. With the consent of all the Members who are entitled at that time to receive notices, it shall be permitted to convene meetings and to resolve all types of resolutions, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Members.

64. The chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, as the meeting shall decide. If the meeting shall be adjourned for twenty-one days or more a notice shall be given of the adjourned meeting as in the case of an original meeting.

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126.

     (a) For purposes of these Articles, the term "Office Holder" shall mean every Director and every officer of the Company, including, without limitation, each of the persons defined as "Nose Misra" in the Companies Law.

     (b) Subject to the provisions of the Companies Law, the Company may exempt in advance an Office Holder from all or any part of his responsibility for damage resulting from a breach of his duty of care towards the Company.

     (c) Subject to the provisions of the Companies Law, the Company may indemnify an Office Holder in respect of an obligation or expense specified below imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, as follows:

          (i) a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by court;

          (ii) reasonable litigation expenses, including attorneys' fees, incurred by an Office Holder or charged to the Office Holder by a court, in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or in a criminal charge from which the Office Holder was acquitted, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent;

          (iii) any other circumstances in which indemnity of an Office Holder is allowed in accordance with any applicable law.

          The Company may undertake to indemnify an Office Holder as aforesaid, (i) in advance, provided that the undertaking is limited to categories of events which in the opinion of the Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Directors as reasonable under the circumstances and (ii) retroactively.

     (d) Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of all or part of the liability of any Office Holder imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, in respect of each of the following:

          (i) a breach of his duty of care to the Company or to another person;

          (ii) a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable basis to assume that such act would not prejudice the interests of the Company;

          (iii) a financial obligation imposed on him in favor of another person;

          (iv) Any other circumstances in which insurance of an Office Holder is allowed in accordance with any applicable law.

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          For the removal of doubt, the above insurance may also cover acts and omissions of an Office Holder which were acted or omitted prior to the issuance of the insurance contract in respect thereof.

     (e) The provisions of the above Articles are not intended and shall not be construed as restricting and/or limiting in any manner the Company in connection with the exemption in advance from responsibility and/or the procurement of insurance and/or in respect of indemnification (i) in respect of any person other than Office Holder, including, without limitation, any employee, consultant or contractor of the Company, and/or (ii) in respect of any Office Holder to the extent that such exemption from responsibility and/or insurance and/or indemnification is not specifically prohibited under law; provided that the decision to so exempt from liability and/or the procurement of any such insurance and/or the provision of any such indemnification shall be approved in accordance with the provisions of any applicable law."

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